UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 10, 2009

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Travis Tower
1301 Travis, Suite 2000
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

Background

The Company has previously announced an approximately $114 million borrowing base deficiency under its Fourth Amended and Restated Credit Agreement, as amended (the “Credit Facility”), due to a redetermination of the Company’s borrowing base from $239 million to $125 million.  As a result, and pursuant to the terms of the Credit Facility, the Company elected to prepay such borrowing base deficiency in six equal monthly installments, with the first $19 million installment being due on February 9, 2009.  On February 9, 2009, the Company announced that it had entered into a Consent and Agreement (the “February Consent”) among the Company, Union Bank of California, as administrative agent and issuing lender under the Credit Facility, and the other lenders party thereto, deferring the payment date of the first $19 million installment until March 10, 2009, and extending the due date for each subsequent installment by one month with the last of the six installment payments to be due on August 10, 2009.  In connection with the February Consent, the Company agreed to prepay $5.0 million of its outstanding advances under the Credit Facility, in two equal installments.  The first $2.5 million prepayment was paid on February 9, 2009 and the second $2.5 million prepayment was paid on February 23, 2009, with each of the prepayments to be applied on a pro rata basis to reduce the remaining six $19 million deficiency payments.

March Consent and Agreement

On March 10, 2009, the Company entered into a Consent and Agreement (the “March Consent”) among the Company, Union Bank of California, as administrative agent and issuing lender under the Credit Facility, and the other lenders party thereto, which provides, among other things, for the extension of the due date for the first installment to repay the borrowing base deficiency from March 10, 2009 to March 17, 2009.  Notwithstanding such extension, the Company and the Lenders agreed that each of the other five equal installment payments required to eliminate the borrowing base deficiency shall be due and payable as provided for in the February Consent.

The foregoing description of the March Consent does not purport to be complete and is qualified in its entirety by reference to the March Consent, which is filed as Exhibit 4.1 hereto and is incorporated into this Current Report on Form 8-K by reference. The March Consent provides further information regarding the terms of the March Consent.

As previously reported, the Company is in continuing discussions with its lenders under the Credit Facility.  There can be no assurance that the Company’s discussions with its lenders under the Credit Facility will be successful or that the Company will be able to make any required installment payments when they become due.  Moreover, there can be no assurance that the Company’s ongoing efforts to evaluate and assess its various financial and strategic alternatives (which may include the sale of some or all of the Company’s assets, the merger or other business combination involving the Company, restructuring of the Company’s debt or the issuance of additional equity or debt) will be successful.  If such efforts are not successful, the Company may be required to seek protection under Chapter 11 of the U.S. Bankruptcy Code.

Item 9.01.               Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

4.1	Consent and Agreement, executed March 10, 2009, among Edge Petroleum Corporation, the lenders party thereto and Union Bank of California, N.A., as administrative agent for such lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: March 10, 2009	By:	/s/ John W. Elias
John W. Elias Chairman, President & Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Consent and Agreement, executed March 10, 2009, among Edge Petroleum Corporation, the lenders party thereto and Union Bank of California, N.A., as administrative agent for such lenders.